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                                                                       EXHIBIT Q

                               Eco Telecom Limited
                             Suite 2, 4 Irish Place
                                    Gibraltar




                                                              May 30, 2001

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083, Moscow
Russian Federation



      Re: Undertakings with respect to Certain Corporate Governance Matters

Ladies and Gentlemen:

        Open Joint Stock Company "Vimpel-Communications" (the "Company"), Eco Telecom Limited ("Eco Telecom") and Telenor East Invest AS ("Telenor") are today entering into the Primary Agreement dated as of the date hereof 1 (the "Primary Agreement") and certain other Principal Agreements. Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. In consideration of the undertakings of the Company therein and in such other Principal agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eco Telecom hereby agrees as follows:



(a) Subject to compliance with applicable Law, to cause directors nominated by Eco Telecom (or who represent Eco Telecom's shareholdings in the Company) to vote in favor of the declaration and/or full payment of any and all dividends payable on or in respect of the Company's Preferred Stock (whether in the form of a Board recommendation to shareholders of the Company for payment of annual dividends, Board approval of payment of interim dividends, or otherwise); and

(b) During the period commencing on the date of the Closing and ending on the fourth anniversary thereof, to vote or cause to be voted any and all Shares held by the undersigned or any Controlled Affiliate of the undersigned in favor of any issuance of New Securities (as defined in the Registration Rights Agreement) proposed by the Company, provided that:

         (i) any decision of the Board or the shareholders of the Company to issue New Securities shall permit the undersigned to purchase such New Securities in an amount sufficient to maintain its percentage ownership interest in the voting capital stock of the Company (calculated prior to


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                  giving effect to such issuance) and on the same terms and
                  conditions as other purchasers of such New Securities; and

         (ii) the undersigned shall not be obligated to vote its Shares in favor of any issuance of New Securities if, immediately prior to the proposed issuance of such New Securities, the undersigned owned the Specified Percentage and, after giving effect to such issuance and the purchase by the undersigned of such New Securities in an amount sufficient to maintain its ownership of the Specified Percentage, the undersigned would be required to purchase and pay for, on a cumulative basis, over such four (4) year period, New Securities in an aggregate amount in excess of US$25,000,000; provided, however, that notwithstanding the foregoing aggregate limitation, the undersigned shall, in any event, be required to vote all of its Shares in favor of any proposed issuance of New Securities if the Company intends to use the proceeds of such issuance to purchase new shares of voting capital stock of VIP-R in connection with a share issuance by VIP-R to acquire an Opportunity (as defined in the Registration Rights Agreement), as contemplated by Section 5.02(c) of the Registration Rights Agreement, if such Opportunity was offered to VIP-R by the undersigned pursuant to Section 5.02(c) of the Registration Rights Agreement or Section 6.02(c) of the VIP-R Shareholders Agreement.

By acknowledgement of this letter the Company hereby agrees that, in the event of a breach by Telenor of its obligation under paragraph (a) of Telenor's undertaking letter to the Company, dated as of the date hereof, the Company shall initiate arbitration proceedings against Telenor seeking damages resulting from such breach.

This undertaking shall be effective on the date hereof and shall continue in full force and effect until the earlier of (a) the termination of the Primary Agreement in accordance with Article XII thereof and (b) the date on which Eco Telecom, its controlling Person and Controlled Affiliates of such Controlling Person, having achieved the Specified Percentage, or a greater number of Shares, own, in the aggregate, Shares representing less than five percent (5%) of the issued and outstanding Common Stock. The provisions of Article XIII of the Primary Agreement are incorporated by reference herein, as if set forth in full herein, with references therein to "this Agreement" and the words "hereof", "herein", "hereto" and the like being deemed to refer to this letter, and references therein to any "Party" or the "Parties" being deemed to refer to the undersigned and the Company, as the case may be.



                                                          ECO TELECOM LIMITED


                                                          By /s/ Serge Barychkov
                                                             -------------------
                                                              Serge Barychkov
                                                              Attorney-in-Fact


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Acknowledged:

OPEN JOINT STOCK COMPANY
"VIMPEL-COMMUNICATIONS"


By /s/ Dmitri B. Zimin
   --------------------------
     Dmitri B. Zimin
     President


By /s/ Vladimir M. Bychenkov
   --------------------------
      Vladimir M. Bychenkov
      Chief Accountant


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